Exhibit 10.11
SUMMARY OF COMPENSATION FOR
THE BOARD OF TRUSTEES OF
RAMCO-GERSHENSON PROPERTIES TRUST

Annual Cash Retainer:
     Non-Employee Trustees: $3,750 each quarter (paid in advance).
     Lead Trustee: $6,250 each quarter (paid in advance; in addition to annual cash retainer).
     Audit Committee Chair: $10,000 (in addition to annual cash retainer).*
     Audit Committee Members: $5,000 (in addition to annual cash retainer).*
     Executive Committee Members: $2,500 (in addition to annual cash retainer).*
Annual Equity Retainer:
     Non-Employee Trustees. Grants of (1) 250 common shares of beneficial interest of the Trust each quarter (paid in advance) and (2) stock options to purchase 2,000 common shares of beneficial interest (on the date of the annual meeting of shareholders).
Meeting Attendance Fees:
     Non-Employee Trustees. $1,500 per meeting attended in person or $500 per meeting attended via telephone (paid shortly after meeting).
Other:
     The Trust reimburses all trustees for all expenses incurred in connection with attending any meetings or performing their duties as trustees.
     Trustees who are employees or officers of the Trust or any of its subsidiaries do not receive any compensation for serving on the Board of Trustees or any committees thereof.

*	Payment is subject to attendance by the trustee at 75% or more of the applicable Committee meetings during the applicable calendar year.